Exhibit 99.1

NEWS RELEASE

GEOSPACE TECHNOLOGIES CORPORATION REPORTS THIRD QUARTER AND NINE-MONTH 2024 EARNINGS

Company Announces Leadership Transition Plan

HOUSTON, TX – August 8, 2024 - Geospace Technologies Corporation (NASDAQ: GEOS) (the “Company”) today announced results for its third quarter ended June 30, 2024. For the three-months ended June 30, 2024, Geospace reported revenue of $25.9 million, compared to revenue of $32.7 million for the comparable year-ago quarter. Net loss for the three-months ended June 30, 2024 was $2.1 million, or ($0.16) per diluted share, compared to net income of $3.2 million, or $0.24 per diluted share, for the quarter ended June 30, 2023.

For the nine-months ended June 30, 2024, Geospace reported revenue of $100.2 million compared to revenue of $95.2 million for the comparable year-ago period. Net income for the nine-months ended June 30, 2024 was $6.3 million, or $0.47 per diluted share, compared to net income of $7.8 million, or $0.59 per diluted share, for the nine-months ended June 30, 2023.

Aligned with its succession plan, the Company’s Board of Directors elected Richard J. (“Rich”) Kelley, currently serving as Executive Vice President and Chief Operating Officer, to the role of President and Chief Executive Officer. The change will occur at the beginning of the Company’s 2025 fiscal year on October 1, 2024. In order to ensure a smooth executive leadership transition, the plan calls for current President and Chief Executive Officer Walter R. (“Rick”) Wheeler to remain with the Company as Principal Executive Officer for the purposes of fiscal year 2024 financial filings. Additionally, he will serve as Senior Strategic Advisor to the CEO through and until his retirement on December 31, 2024.

Management’s Comments

Walter R. (“Rick”) Wheeler, President and CEO of the Company said, “As we close the third quarter with three months of fiscal year 2024 remaining, we continue to maintain a profitable year, reporting positive net income of $6.3 million, or $0.47 per share. In addition, our longstanding and unwavering commitment toward sustaining a strong balance sheet with no debt remains firmly intact, with holdings of $42.5 million in cash and short-term investments as of June 30, 2024. Nonetheless, third quarter revenue from our Oil & Gas Markets segment was negatively impacted by further gaps in our OBX rental contracts, leading to a net loss of $2.1 million for the three months ended June 30, 2024. The extended gaps are the result of unexpected weather delays, customer operational difficulties, and unawarded client surveys during the period, although some of the work is expected to resume in the fourth quarter.

In profound contrast, our Adjacent Markets segment put forth all-time record revenue for the third quarter generating $16.0 million. This represents an increase of $1.1 million over the previous quarterly record that was set a year ago. Growing industry acceptance of our water meter cables and connectors provides a strong enabler for additional revenue from these products. In addition, we anticipate this segment to see substantial revenue contributions from our Aquana smart water valve and IOT technology products as market traction and increased sales backlog continues to gather. Given the well-known and often extreme volatility experienced in our Oil and Gas segment, careful expansion of products and market diversity in our Adjacent Markets segment has been a longstanding part of our strategic vision for Geospace. The noteworthy continuation of record performances from this segment is strong evidence that the strategy is on track to provide long-term value to our shareholders.

Our Emerging Markets segment generated $640,000 of revenue in the third quarter with the largest portion coming from the fulfillment of a DARPA contract that is now essentially complete. As an outcome of this project and other independent efforts, there are multiple government agency security projects and advanced energy and energy transition monitoring projects that offer future opportunities for this technology to be uniquely applied.

In other news, our stock repurchase program, authorized by the Board of Directors in May 2024, is progressing well. As of August 7, 2024, the company has repurchased approximately 512,000 of its common shares on the open market. In addition, our Board of Directors has approved an extension of the program, allowing up to an additional $2.0 million of shares to be purchased. And finally, we are pleased to reveal some specifics of our management and leadership succession plan. I am confident in the skills and business acumen that Rich Kelley has exhibited in his time with Geospace and look forward to a smooth transition that will both preserve and progress shareholder value.”

Oil and Gas Markets Segment

Third quarter revenue from the Company’s Oil and Gas Markets segment totaled $9.2 million for the three months ended June 30, 2024. This compares to $17.7 million in revenue for the same period a year ago representing a decrease of 48%. Revenue for the nine-month period ended June 30, 2024, is $59.9 million, an increase of 6.6% over the equivalent prior year period. The decrease in revenue for the three-month period was due to lower utilization for the Company’s wireless seismic rental fleet which is attributed to weather related delays, competition, and product availability. The delays impacted a previously announced contract valued at a minimum of $3.6 million, which accounts for a portion of the differential between the comparable third quarter periods. This contract is expected to be underway at the end of the fiscal year’s fourth quarter. The increase in revenue for the nine-month period is primarily due to a $30 million sale of the Company’s Mariner™ shallow water ocean bottom nodes, in the first quarter of fiscal year 2024, partially offset by a decrease in the utilization for its marine OBX rental fleet.

Adjacent Markets Segment

Revenue from the Company’s Adjacent Markets segment totaled $16.0 million for the three-month period ended June 30, 2024. This compares to $14.9 million in revenue for the same period a year ago representing an increase of 7.5%. Revenue for the nine-month period ended June 30, 2024, is $38.0 million, a modest decrease of 1% over the equivalent prior year period. Increases in the Company’s water meter products and industrial sensor products, partially offset by a lower demand for both contract manufacturing services and thermal film products are attributed to the changes in revenue for both periods. As of June 30, 2024, Aquana has an order backlog valued at approximately $900,000, a first for the Aquana subsidiary.

Emerging Markets Segment

The Company’s Emerging Markets segment generated revenue of $640,000 for the three-month period ended June 30, 2024. This compares to $109,000 in revenue for the same period a year ago representing an increase of 487%. Revenue for the nine-month period was $2.0 million compared to $393,000 from the same prior year period representing an increase of 406%. Revenue from both periods came from a $1.5 million government contract which has concluded. As of June 30, 2024, the business segment has a backlog of approximately $750,000 derived largely from an extension of the existing U.S. Border Patrol contract.

Balance Sheet and Liquidity

For the nine-month period ended June 30, 2024, the Company used $7.5 million in cash and cash equivalents from operating activities. The Company generated $3.9 million of cash from investing activities that included $30.9 million in proceeds from the sale of rental equipment and $15.3 million in net proceeds from the sale and purchase of short-term investments, $8.2 million for additions to the rental fleet and $3.6 million for additional property, plant and equipment investments.

As of June 30, 2024, the Company held $42.5 million in cash and short-term investments and maintained an additional borrowing availability of $15 million under its bank credit agreement with no borrowings outstanding.  The Company additionally owns unencumbered property and real estate in both domestic and international locations. In the fourth quarter of fiscal year 2024, management anticipates capital expenditures of $5 million including $3.5 million earmarked for additions to its rental equipment.

Conference Call Information

The Company will host a conference call to review its third quarter fiscal year 2024 financial results on Friday, August 9, 2024, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants can access the call at (800) 225-9448 (US) or (203) 518-9708 (International) and reference the conference ID: GEOSQ324 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of the Company’s website at www.geospace.com.

About Geospace Technologies

Geospace Technologies is a global technology and instrumentation manufacturer specializing in vibration sensing and highly ruggedized products which serve energy, industrial, government and commercial customers worldwide. The Company’s products blend engineering expertise with advanced analytic software to optimize energy exploration, enhance national and homeland security, empower water utility and property managers, and streamline electronic printing solutions. With more than four decades of excellence, the Company’s more than 600 employees across the world are dedicated to engineering and technical quality. Geospace is traded on the U.S. NASDAQ stock exchange under the ticker symbol GEOS and has been added to the Russell 2000®, Russell 3000®, and Russell Micro-cap®. For more information, visit www.geospace.com.

Media Contact: Caroline Kempf, ckempf@geospace.com, 321.341.9305

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “could”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward- looking statements include, statements regarding our expected operating results and expected demand for our products in various segments. These forward-looking statements reflect our current judgment about future events and trends based on currently available information. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10- Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels, the continued adverse impact of COVID-19, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward- looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

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GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenue:
Products	$20,223	$19,727	$83,434	$56,976
Rental	5,635	12,988	16,726	38,218
Total revenue	25,858	32,715	100,160	95,194
Cost of revenue:
Products	14,179	14,522	53,016	43,083
Rental	3,153	4,214	10,501	14,649
Total cost of revenue	17,332	18,736	63,517	57,732

Gross profit	8,526	13,979	36,643	37,462

Operating expenses:
Selling, general and administrative	6,941	6,655	19,313	19,477
Research and development	4,011	4,356	11,476	12,097
Provision for (recovery of) credit losses	(33)	(178)	(84)	(41)
Total operating expenses	10,919	10,833	30,705	31,533

Gain on disposal of property	—	—	—	1,315

Income (loss) from operations	(2,393)	3,146	5,938	7,244

Other income (expense):
Interest expense	(44)	(22)	(144)	(100)
Interest income	472	88	954	371
Foreign currency transaction gains (losses), net	(70)	301	(253)	593
Other, net	(37)	(66)	(104)	(72)
Total other income, net	321	301	453	792

Income (loss) before income taxes	(2,072)	3,447	6,391	8,036
Income tax expense (benefit)	(2)	219	109	268
Net income (loss)	$(2,070)	$3,228	$6,282	$7,768

Income (loss) per common share:
Basic	$(0.16)	$0.25	$0.47	$0.59
Diluted	$(0.16)	$0.24	$0.47	$0.59

Weighted average common shares outstanding:
Basic	13,216,386	13,171,654	13,270,444	13,131,795
Diluted	13,216,386	13,320,881	13,431,714	13,157,919

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	June 30, 2024	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$12,327	$18,803
Short-term investments	30,189	14,921
Trade accounts and note receivable, net	16,164	21,373
Inventories, net	24,557	18,430
Prepaid expenses and other current assets	2,771	2,251
Total current assets	86,008	75,778

Non-current inventories, net	17,362	24,888
Rental equipment, net	16,907	21,587
Property, plant and equipment, net	24,037	24,048
Non-current trade accounts receivable	1,510	—
Operating right-of-use assets	527	714
Goodwill	736	736
Other intangible assets, net	4,505	4,805
Other non-current assets	361	486
Total assets	$151,953	$153,042

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$4,230	$6,659
Operating lease liabilities	215	257
Other current liabilities	9,693	12,882
Total current liabilities	14,138	19,798

Non-current operating lease liabilities	368	512
Deferred tax liabilities, net	26	16
Total liabilities	14,532	20,326

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 20,000,000 shares authorized; 14,204,082 and 14,030,481 shares issued, respectively; and 13,070,615 and 13,188,489 shares outstanding, respectively	142	140
Additional paid-in capital	97,067	96,040
Retained earnings	68,142	61,860
Accumulated other comprehensive loss	(17,431)	(17,824)
Treasury stock, at cost, 1,133,467 and 841,992 shares, respectively	(10,499)	(7,500)
Total stockholders’ equity	137,421	132,716
Total liabilities and stockholders’ equity	$151,953	$153,042

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net income	$6,282	$7,768
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income tax expense	10	1
Rental equipment depreciation	8,534	9,204
Property, plant and equipment depreciation	2,595	2,785
Amortization of intangible assets	300	622
Accretion of discounts on short-term investments	(415)	(50)
Stock-based compensation expense	1,029	1,074
Recovery of credit losses	(84)	(41)
Inventory obsolescence expense	144	2,131
Gross profit from sale of rental equipment	(20,751)	(4,318)
Gain on disposal of property	—	(1,315)
Loss (gain) on disposal of equipment	11	(432)
Realized foreign currency translation loss from dissolution of foreign subsidiary	—	38
Effects of changes in operating assets and liabilities:
Trade accounts and note receivable	5,162	(10,561)
Inventories	(5,787)	(7,175)
Other assets	(176)	453
Accounts payable trade	(1,408)	1,290
Other liabilities	(2,973)	1,654
Net cash provided by (used in) operating activities	(7,527)	3,128

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,577)	(1,862)
Proceeds from the sale of property, plant and equipment	2	4,406
Investment in rental equipment	(8,181)	(6,213)
Proceeds from the sale of rental equipment	30,948	11,095
Purchases of short-term investments	(24,033)	—
Proceeds from the sale of short-term investments	8,750	900
Net cash provided by investing activities	3,909	8,326

Cash flows from financing activities:
Purchase of treasury stock	(2,999)	—
Payments on contingent consideration	—	(175)
Net cash used in financing activities	(2,999)	(175)

Effect of exchange rate changes on cash	141	(124)
Increase (decrease) in cash and cash equivalents	(6,476)	11,155
Cash and cash equivalents, beginning of period	18,803	16,109
Cash and cash equivalents, end of period	$12,327	$27,264

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$185	$111
Inventory transferred to rental equipment	5,765	117

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Oil and Gas Markets segment revenue:
Traditional seismic exploration product revenue	$2,005	$3,363	$7,316	$9,509
Wireless seismic exploration product revenue	6,978	13,786	52,291	45,920
Reservoir product revenue	191	523	323	810
	9,174	17,672	59,930	56,239

Adjacent Markets segment revenue:
Industrial product revenue	13,025	11,678	28,492	29,250
Imaging product revenue	2,945	3,184	9,528	9,142
	15,970	14,862	38,020	38,392
Emerging Markets segment revenue:
Border and perimeter security product revenue	640	109	1,987	393

Corporate	74	72	223	170
Total revenue	$25,858	$32,715	$100,160	$95,194

	Three Months Ended		Nine Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Operating income (loss):
Oil and Gas Markets segment	$(2,302)	$3,238	$9,126	$9,820
Adjacent Markets segment	4,661	4,346	9,491	9,148
Emerging Markets segment	(1,148)	(1,047)	(2,424)	(3,267)
Corporate	(3,604)	(3,391)	(10,255)	(8,457)
Total operating income (loss)	$(2,393)	$3,146	$5,938	$7,244